SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A-1

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 18, 1994

                        CONTINENTAL HOMES HOLDING CORP.

             (Exact name of registrant as specified in its charter)

           Delaware                 0-14830                    86-0554624
(State or other jurisdiction of   (Commission               (I.R.S. Employer
incorporation or organization)    File Number)             Identification No.)

7001 North Scottsdale Road, Suite 2050
         Scottsdale, Arizona                                      85253
(Address of principal executive offices)                        (Zip Code)


       Registrant's telephone number, including area code (602) 483-0006


                                 Not Applicable
         ------------------------------------------------------------
         (Former name or former address, if changed since last report)




Item 7.  Financial Statements and Exhibits

(a)      1.  Financial Statements of Heftler Realty Co.

         Report of Independent Public Accountants

         Balance Sheets - May 31, 1994 and 1993.

         Statements of Income - years ended May 31, 1994 and 1993.

         Statements of Stockholders' Equity - years ended May 31, 1994 and 1993.

         Statements of Cash Flows - years ended May 31, 1994 and 1993.

         Notes to Financial Statements.

         Balance Sheet - August 31, 1994. (Unaudited)

         Statements of Income for the three months ended August 31, 1994 and 1993. (Unaudited)

         Statements of Cash Flows for the three months ended August 31, 1994 and 1993. (Unaudited)

         Notes to Unaudited Financial Statements.

(b)      1.  Pro Forma Consolidated Financial Statements of
             Continental Homes Holding Corp. and Subsidiaries.

         Pro Forma Consolidated Balance Sheet - August 31, 1994.
         (Unaudited)

         Pro Forma Consolidated Statements of Income - year ended May 31, 1994 and three months ended August 31, 1994. (Unaudited)

         Notes to Unaudited Pro Forma Consolidated Financial Statements




                  HEFTLER REALTY CO.

                  FINANCIAL STATEMENTS
                  MAY 31, 1994 AND 1993
                  TOGETHER WITH REPORT OF
                  INDEPENDENT PUBLIC ACCOUNTANTS






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Continental Homes Holding Corp.:


We have audited the accompanying balance sheets of HEFTLER REALTY CO. (a Florida Subchapter S corporation) as of May 31, 1994 and 1993, and the related statements of income, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Heftler Realty Co. as of May 31, 1994 and 1993, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                      Arthur Andersen LLP

Phoenix, Arizona,
January 13, 1995.



                               HEFTLER REALTY CO.

                                 BALANCE SHEETS

                             MAY 31, 1994 AND 1993


                                                                                      1994                     1993
                                                                                  ------------              ------------
                                                      ASSETS

CASH AND CASH EQUIVALENTS (Note 2) .............................................  $ 11,312,455              $  2,803,183

ACCOUNTS RECEIVABLE ............................................................        37,446                    19,419

MORTGAGE NOTE RECEIVABLE (Note 2) ..............................................          --                   5,000,000

HOMES, LOTS AND IMPROVEMENTS IN
PRODUCTION (Notes 2 and 3) .....................................................    17,498,279                20,399,648

PROPERTY AND EQUIPMENT, net (Notes 2 and 6) ....................................        54,479                   356,944

PREPAID EXPENSES AND OTHER ASSETS ..............................................       451,920                 1,519,968
                                                                                  ------------              ------------

       Total assets ............................................................  $ 29,354,579              $ 30,099,162
                                                                                  ============              ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

ACCOUNTS PAYABLE AND OTHER LIABILITIES (Note 2) ................................  $  3,734,562              $  5,596,467

DIVIDEND PAYABLE ...............................................................       481,000                      --

NOTES PAYABLE TO MAJORITY STOCKHOLDER,
  interest at prime (7.25% and 6.0% at
  May 31, 1994 and  1993, respectively),
  due on demand, unsecured .....................................................     2,309,950                 4,259,097

DEFERRED GAIN (Notes 2 and 6) ..................................................       155,775                 1,737,500
                                                                                  ------------              ------------

    Total liabilities ..........................................................     6,681,287                11,593,064
                                                                                  ------------              ------------

COMMITMENTS AND CONTINGENCIES (Notes 2, 3, 4, 5, 6 and 7)

STOCKHOLDERS' EQUITY:
Common stock, $1 par value, 10,000 shares authorized,
  1,000 shares issued and outstanding ..........................................         1,000                     1,000
Treasury stock, at cost (10 shares) ............................................       (94,005)                  (94,005)
Capital in excess of par value .................................................     1,109,283                 1,109,283
Retained earnings ..............................................................    21,657,014                17,572,100
                                                                                  ------------              ------------

     Total stockholders' equity ................................................    22,673,292                18,588,378

Less:  Unamortized deferred compensation expense ...............................          --                     (82,280)
                                                                                  ------------              ------------

     Net stockholders' equity ..................................................    22,673,292                18,506,098
                                                                                  ------------              ------------

     Total liabilities and stockholders' equity ................................  $ 29,354,579              $ 30,099,162
                                                                                  ============              ============


      The accompanying notes to financial statements are an integral part of these balance sheets.


                               HEFTLER REALTY CO.


                              STATEMENTS OF INCOME

                   FOR THE YEARS ENDED MAY 31, 1994 AND 1993



                                                      1994           1993
                                                  -----------     -----------
REVENUES (Note 2):
   Home sales ................................    $49,014,004     $30,386,109
   Land sales ................................      5,238,000       3,758,000
   Interest income ...........................        350,780         195,392
   Gain on sale of office building (Note 6) ..        385,786            --
   Other, net ................................        150,689           9,238
                                                  -----------     -----------

                  Total revenues .............     55,139,259      34,348,739
                                                  -----------     -----------



COSTS AND EXPENSES:
   Cost of home sales ........................     41,041,370      25,178,793
   Cost of land sales ........................      3,460,742       2,620,691
   Inventory writedown .......................        411,584            --
   Selling, general and administrative .......      2,110,649       2,097,594
                                                  -----------     -----------

                  Total costs and expenses ...     47,024,345      29,897,078
                                                  -----------     -----------

NET INCOME ...................................   $  8,114,914     $ 4,451,661
                                                 ============     ===========

      The accompanying notes to financial statements are an integral part of these statements.



                               HEFTLER REALTY CO.


                       STATEMENTS OF STOCKHOLDERS' EQUITY

                   FOR THE YEARS ENDED MAY 31, 1994 AND 1993


                               Common Stock      Treasury Stock    Capital in
                              --------------     ---------------    Excess of    Deferred       Retained
                              Shares   Amount    Shares   Amount    Par Value   Compensation    Earnings        Total
                              ------   ------    ------   ------   -----------  ------------    -----------   -----------

BALANCE, May 31, 1992         1,000   $1,000       -      $  -     $1,109,283   $(328,880)      $14,395,439   $15,176,842
  Amortization of
    deferred compensation        -        -        -         -             -      246,600              -          246,600
  Purchase of treasury
    stock                        -        -       (10)    (94,005)         -          -                -          (94,005)
  Dividend declared              -        -        -         -             -          -          (1,275,000)   (1,275,000)
  Net income                     -        -        -         -             -          -           4,451,661     4,451,661
                              ------   ------    ------   -------- -----------  ------------    -----------   -----------

BALANCE, May 31, 1993         1,000    1,000      (10)    (94,005)  1,109,283     (82,280)       17,572,100    18,506,098
 Amortization of
   deferred compensation         -        -        -         -             -       82,280              -            82,280
 Dividend declared               -        -        -         -             -          -          (4,030,000)    (4,030,000)
 Net income                      -        -        -         -             -          -           8,114,914      8,114,914
                              ------  -------    ------  --------- -----------  ------------    -----------   ------------
BALANCE, May 31, 1994         1,000   $1,000      (10)   $(94,005) $1,109,283    $    -         $21,657,014   $ 22,673,292
                              ======  =======    ======  ========= ===========  ============    ===========   ============



      The accompanying notes to financial statements are an integral part of these statements.




                               HEFTLER REALTY CO.


                            STATEMENTS OF CASH FLOWS

                   FOR THE YEARS ENDED MAY 31, 1994 AND 1993



                                                                                           1994                   1993
                                                                                       -------------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income ........................................................................ $  8,114,914           $  4,451,661
   Adjustments to reconcile net income to net cash
     provided by operating activities-
       Depreciation and amortization .................................................       10,664                 38,873
       Amortization of deferred compensation .........................................       82,280                246,600
       Gain on sale of land ..........................................................   (1,737,500)                  --
       Gain on sale of office building ...............................................     (385,786)                  --
       Inventory writedown ...........................................................      411,584                   --
       Changes in operating assets and liabilities-
         (Increase) decrease in accounts receivable ..................................      (18,027)                38,300
         Decrease (increase) in prepaid expenses and other assets ....................    1,068,048             (1,283,613)
         Decrease (increase) in homes, lots and improvements
           in production .............................................................    2,489,785             (5,887,705)
         (Decrease) increase in accounts payable and other
           liabilities ...............................................................   (1,861,905)             2,793,050
                                                                                       ------------           ------------

              Net cash provided by operating activities ..............................    8,174,057                397,166
                                                                                       ------------           ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of fixed assets ..........................................................       (3,156)               (84,531)
   Proceeds from sale of land ........................................................    1,035,000                   --
   Proceeds from sale of office building .............................................      836,518                   --
   Proceeds from maturity of investments .............................................         --                2,000,000
                                                                                       ------------           ------------

              Net cash provided by investing activities ..............................    1,868,362              1,915,469
                                                                                       ------------           ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net borrowings (payments) on notes payable to majority
     stockholder .....................................................................    1,737,853             (1,169,087)
   Dividend paid .....................................................................   (3,271,000)              (997,000)
   Purchase of treasury stock ........................................................         --                  (94,005)
                                                                                       ------------           ------------

              Net cash used in financing activities ..................................   (1,533,147)            (2,260,092)
                                                                                       ------------           ------------

NET INCREASE IN CASH AND CASH EQUIVALENTS ............................................    8,509,272                 52,543
CASH AND CASH EQUIVALENTS, beginning of year .........................................    2,803,183              2,750,640
                                                                                       ------------           ------------

CASH AND CASH EQUIVALENTS, end of year ............................................... $ 11,312,455           $  2,803,183
                                                                                       ============           ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Interest paid during the year, net of amounts capitalized ....................... $       --             $       --

NONCASH FINANCING AND INVESTING TRANSACTIONS:
   Assignment of note receivable to majority
     stockholder (Note 2) ............................................................    3,965,000                   --
   Dividend added to notes payable to majority stockholder ...........................      278,000                278,000
   Mortgage note received on sale of land (Note 2) ...................................         --                5,000,000






      The accompanying notes to financial statements are an integral part of these statements.



                               HEFTLER REALTY CO.


                         NOTES TO FINANCIAL STATEMENTS

                             MAY 31, 1994 AND 1993




(1)   NATURE OF BUSINESS:

Heftler Realty Co. (the Company), a Florida Subchapter S corporation, is a builder of single family homes in the markets of Dade and Broward counties in southeast Florida.

(2)   ACCOUNTING POLICIES:

        SALES RECOGNITION

The Company recognizes income from home and land sales in accordance with Statement of Financial Accounting Standards No. 66. This ordinarily occurs at the close of escrow. Sales of undeveloped land or finished lots are recognized when title passes to the buyer, a specified down payment has been received and there is reasonable assurance that any remaining receivables will be collected.

During May 1993, the Company sold land to a third party for $7,500,000 consisting of $2,500,000 in cash and a $5,000,000 note receivable. The gain recognized in fiscal 1993 totaled $1,262,500. The remaining gain of $1,737,500 was deferred at May 31, 1993, and was recognized as income during the year ended May 31, 1994, when the remaining balance on the note receivable of $3,965,000 was used to satisfy a portion of certain notes payable to the majority stockholder. This transaction has been reflected in the accompanying statements of income as follows:

                                                  1994             1993
                                               ----------       ----------
    Land sales ...........................     $5,000,000       $2,500,000
    Cost of land sales ...................      3,262,500        1,237,500
                                               ----------       ----------
                                               $1,737,500       $1,262,500
                                               ==========       ==========

         CASH AND CASH EQUIVALENTS

The Company considers all financial instruments with initial maturities of 90 days or less to be cash equivalents. Included in cash and cash equivalents at May 31, 1994 and 1993, is $463,000 and $1.2 million, respectively, in restricted escrow deposits and $10.1 million and $1.5 million, respectively, of uninsured bank deposits secured by U.S. Treasury Notes.


      HOMES, LOTS AND IMPROVEMENTS IN PRODUCTION

Homes, lots and improvements in production are stated at the lower of accumulated cost or net realizable value. Interest and certain project overhead costs (employee related costs) incurred during construction or development activities are capitalized and subsequently charged to cost of home sales as the units associated with such costs are sold. Interest and other costs capitalized totaled $2,059,000 and $1,737,000 during fiscal 1994 and 1993, respectively. Capitalized interest and other costs related to homes sold and charged to cost of home sales totaled $2,159,000 and $1,938,000 during fiscal 1994 and 1993, respectively.

The components of homes, lots and improvements in production are as follows as of May 31:

                                                         1994           1993
                                                      -----------    -----------
Homes, lots and improvements in production,
  including capitalized interest and overhead
  of $329,000 and $429,000, respectively .........    $15,936,074    $18,425,858
Land held for development or sale ................      1,562,205      1,973,790
                                                      -----------    -----------
                                                      $17,498,279    $20,399,648
                                                      ===========    ===========

Included in homes, lots and improvements in production at May 31, 1994, are $5,300,000 of land and development costs paid during 1994 which represent the Company's 37.9% interest in a Land Trust Agreement (the Agreement). There are two other unrelated homebuilders which are beneficiaries of the Trust. A bank serves as trustee to the Agreement. On August 1, 1994, the Company provided a $2,275,000 letter of credit related to the funding of future development costs associated with this development. On January 10, 1995, each homebuilder was deeded their respective land parcels from the Trust.

         PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and consists primarily of office furniture and equipment. Depreciation expense is provided using accelerated methods over the estimated useful lives of the assets (5 to 7 years). The costs of maintenance and repairs are charged to expense as incurred.

         ACCOUNTS PAYABLE AND OTHER LIABILITIES

Accounts payable and other liabilities consisted of the following as of May 31:

                                                 1994               1993
                                               ----------       ----------
    Customer deposits ....................     $1,920,912       $3,949,761
    Accounts payable .....................      1,248,740          945,925
    Accrued expenses .....................        564,910          700,781
                                               ----------       ----------
                                               $3,734,562       $5,596,467
                                               ==========       ==========


         INCOME TAXES

As of August 1, 1987, the Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code, wherein its income is taxable to its stockholders and not to the Company. Accordingly, no provision for income taxes has been recorded in the accompanying financial statements.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and other liabilities approximate fair value because of the short maturity of these financial instruments. The value of the Company's notes payable to the majority stockholder approximates fair value as it bears interest at the prime rate.

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore, cannot be determined with precision. Changes in assumptions could significantly affect estimates.

(3)   LINES OF CREDIT:

As of May 31, 1994, the Company had available a $5 million line of credit with a bank. Amounts borrowed under the line bear interest at prime plus .25% to 1%, as defined, and are secured by land as defined in the agreement. The line matures in May 1995. No amounts were outstanding under the line as of May 31, 1994, and no amounts were borrowed during the year. During 1993 the Company did not have a line of credit.

Subsequent to May 31, 1994, the Company entered into two line of credit agreements with two banks. The lines permit borrowings of up to $30 million for construction lending and letters of credit, limited to the Company's calculated borrowing base, as defined in the agreements. Amounts borrowed under the new lines of credit bear interest at prime plus .5% and are secured by homes, lots and improvements in production. The new lines mature in August 1996 and November 1996.

The above lines require the Company to maintain compliance with certain restrictive covenants, including the maintenance of a minimum net worth and liquidity and certain ratios, as defined in the agreements. Subsequent to year-end, the Company borrowed approximately $18 million under these lines of credit, including approximately $10 million which was used to purchase land which was acquired from the acquiring party described in Note 7.

(4)   STOCK INCENTIVE PLAN:

Effective  September 9, 1988,  the Company  adopted a stock  incentive plan (the
Plan)  which  reserved  250  shares of  common  stock for  issuance  to  certain employees in recognition of past and future service under a deferred compensation arrangement. Under the terms of the Plan, 233 shares of the Company's common stock were awarded to certain employees subject to restrictions as defined in the Plan. The shares vested 20% per year over five years. These shares are subject to a buy/sell agreement which could require the Company to repurchase the shares for Adjusted Book Value, as defined (see Note 7).

(5)   EMPLOYEE BENEFIT PLAN:

Effective August 1, 1988, the Company adopted the Heftler Realty Co. Retirement Plan (the Retirement Plan). Employees become eligible upon reaching age 21 and performing one year of service (defined as 1,000 hours). Employees may contribute a percentage of their income, subject to certain limitations. The Company matches 50% of employee contributions up to 6% of the employee's salary and may make a yearly discretionary contribution. Employees become fully vested in employer matching contributions after six years of service or upon termination of the Retirement Plan. Employer matching contributions during the fiscal years ended May 31, 1994 and 1993, amounted to approximately $30,000 and $21,000, respectively.

(6)   COMMITMENTS AND CONTINGENCIES:

In management's opinion, the Company is not involved in any legal proceedings which would have a material effect on the Company's financial position or results of operations.

In November 1993, the Company sold its 13,300 square foot office facility for net cash proceeds of $836,518 and leased back 5,270 square feet under a three year operating lease. The sale resulted in a gain of $572,716. The portion of this gain representing the present value of the minimum leaseback payments of $186,930 has been deferred and will be recognized ratably over the remaining term of the lease as a reduction of rental expense. At May 31, 1994, the unamortized portion of the gain amounted to $155,775.

Rental expense for the years ended May 31, 1994 and 1993, was not material. Future minimum rental payments due under the office leaseback are as follows as of May 31, 1994:

                        1995 ..............    $ 69,000
                        1996 ..............      69,000
                        1997 ..............      35,000
                                               --------
                                               $173,000
                                               ========

At May 31, 1994 and 1993, the Company had letters of credit outstanding totaling approximately $697,000 and $536,000, respectively.

(7)   SUBSEQUENT EVENT:

On September 12, 1994, the stockholders of the Company signed a letter of intent to sell 100% of the issued and outstanding stock to an unrelated party. On November 18, 1994, the sale was consummated. Total consideration received by the stockholders consisted of $28.5 million in cash paid at closing. Effective with the close of the sale, all agreements between the stockholders and the Company, including the Plan discussed in Note 4, were terminated.

                               HEFTLER REALTY CO.
                           BALANCE SHEET (UNAUDITED)
                                AUGUST 31, 1994


                                     ASSETS


Cash and cash equivalents ..................................       $  6,466,696
Accounts receivable ........................................             12,187
Homes, lots and improvements in production .................         32,601,452
Property and equipment .....................................             45,200
Prepaid expenses and other assets ..........................            276,531
                                                                   ------------
     Total assets ..........................................       $ 39,402,066
                                                                   ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable and other liabilities .....................       $  4,650,945
Dividend payable ...........................................          1,188,404
Notes payable ..............................................         11,349,793
Deferred gain ..............................................            140,197
                                                                   ------------
     Total liabilities .....................................         17,329,339
                                                                   ------------

Commitments and contingencies

Stockholders' equity:
  Common stock, $1 par value,
    10,000 shares authorized, 1,000 shares
    issued and outstanding .................................              1,000
  Treasury stock, at cost (10 shares) ......................            (94,005)
  Capital in excess of par value ...........................          1,109,283
  Retained earnings ........................................         21,056,449
                                                                   ------------
     Total stockholders' equity ............................         22,072,727
                                                                   ------------
     Total liabilities and stockholders' equity ............       $ 39,402,066
                                                                   ============


          The accompanying notes to unaudited financial statements are an integral part of this unaudited balance sheet.

                               HEFTLER REALTY CO.
                        STATEMENTS OF INCOME (UNAUDITED)



                                                       Three months ended
                                                            August 31,
                                                -------------------------------
                                                     1994              1993
                                                 ------------      ------------
Revenues:
  Home sales ...............................     $  5,413,345      $ 13,329,889
  Interest income ..........................           45,042           116,217
  Other, net ...............................             (509)           (3,649)
                                                 ------------      ------------
    Total revenues .........................        5,457,878        13,442,457
                                                 ------------      ------------

Costs and expenses:
  Cost of homes sales ......................        4,481,181        11,151,955
  Selling, general and administrative ......          469,858           540,028
                                                 ------------      ------------
    Total costs and expenses ...............        4,951,039        11,691,983
                                                 ------------      ------------
 Net Income ................................     $    506,839      $  1,750,474
                                                 ============      ============



          The accompanying notes to unaudited financial statements are an integral part of these unaudited statements.

                               HEFTLER REALTY CO.
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                     Three months ended
                                                          August 31,
                                              --------------------------------
                                                  1994                1993
                                              ------------        ------------
Cash flows from operating activities:
Net income .................................  $    506,839        $  1,750,474
Adjustments to reconcile net income
  to net cash provided (used) by
  operating activities:
  Depreciation and amortization ............        (6,299)             11,849
  Amortization of deferred compensation ....          --                61,650
  Changes in operating assets
    and liabilities:
    Decrease (increase) in
      accounts receivable ..................        25,259             (80,881)
    Decrease (increase) in
      prepaids and other assets ............       175,389             (17,802)
    Decrease (increase) in homes,
      lots and improvements in
      production ...........................   (15,103,173)          1,990,462
    Increase in accounts payable
      and other liabilities ................       916,383             311,429
                                              ------------        ------------

        Net cash provided (used)
          by operating activities ..........   (13,485,602)          4,027,181
                                              ------------        ------------
Cash flows from investing activities:
  Purchase of fixed assets .................          --                (3,155)
                                              ------------        ------------

        Net cash used by
          investing activities .............          --                (3,155)
                                              ------------        ------------
Cash flows from financing activities:
  Increase in notes payable to
    financial institutions .................     8,005,500                --
  Net borrowings on notes payable to
    majority stockholder ...................     1,034,343              64,736
  Dividends paid ...........................      (400,000)           (500,000)
                                              ------------        ------------

        Net cash provided (used)
          by financing activities ..........     8,639,843            (435,264)
                                              ------------        ------------
Net increase (decrease) in cash and
  cash equivalents .........................    (4,845,759)          3,588,762
Cash and cash equivalents,
  beginning of period ......................    11,312,455           2,803,183
                                              ------------        ------------
Cash and cash equivalents,
  end of period ............................  $  6,466,696        $  6,391,945
                                              ------------        ------------
Supplemental disclosures of
  cash flow information:
  Interest paid during the period,
    net of amounts capitalized .............          --                  --
Noncash financing and investing
  transactions:
  Dividends declared, not paid .............  $    707,404                --


          The accompanying notes to unaudited financial statements are an integral part of these unaudited statements.

                               HEFTLER REALTY CO.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                                August 31, 1994

Note 1.  Basis of Presentation

         The financial statements include the accounts of Heftler Realty Co. ("Heftler"). In the opinion of Heftler, the accompanying unaudited financial statements contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly Heftler's financial position, results of operations and cash flows for the periods presented.

         These statements should be read in conjunction with the financial statements and the related disclosures contained in Heftler's audited financial statements as of and for the years ended May 31, 1994 and 1993 included in this Form 8-K/A-1.

         The results of operations for the three months ended August 31, 1994 are not necessarily indicative of the results to be expected for the full year.

                CONTINENTAL HOMES HOLDING CORP. AND SUBSIDIARIES
                         PRO FORMA FINANCIAL STATEMENTS
                                  (UNAUDITED)

          The following unaudited Pro Forma Consolidated Balance Sheet gives effect to the acquisition of Heftler as if the transaction had occurred on August 31, 1994. The following unaudited Pro Forma Consolidated Statements of Income for the year ended May 31, 1994, and the quarter ended August 31, 1994 combine the historical results of operations of Continental Homes Holding Corp. and Subsidiaries ("Company"), Milburn Investments, Inc. and Subsidiaries ("Milburn") and Heftler and assumes that the acquisitions had been effective as of the beginning of each period. The Milburn acquisition was completed July 29, 1993. The Heftler acquisition will be accounted for as a purchase. The pro forma adjustments are based upon the estimated fair value of the assets and liabilities of Heftler as of August 31, 1994 and are based on preliminary estimates, evaluations and other data which are currently available and may change as a result of events subsequent to August 31, 1994.

          The Pro Forma Statements of Income are not necessarily indicative of the actual results which would have occurred had the acquisitions been consummated at the beginning of each such period or of future consolidated operations of the Company. The pro forma financial information has been prepared by the Company and all calculations have been made by the Company based upon assumptions deemed appropriate by the Company. Certain of these assumptions are set forth under the Notes to the Unaudited Pro Forma Consolidated Financial Statements. These statements should be read in conjunction with the historical consolidated financial statements and the notes thereto of the Company included in the Company's latest annual report on Form 10-K, the Company's latest quarterly report on Form 10-Q and the historical financial statements and the notes thereto of Heftler filed with this Form 8-K/A-1.



                CONTINENTAL HOMES HOLDING CORP. AND SUBSIDIARIES
                PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                August 31, 1994
                                 (In thousands)

                                                                                             Pro Forma
                                                        Company           Heftler           Adjustments         Pro Forma
                                                       ----------        ---------         -------------        ---------
ASSETS
Homebuilding:
  Cash ............................................... $  14,672         $   6,467         $ (21,032)(a)        $     107
  Receivables ........................................     8,165                12              --                  8,177
  Homes, lots and improvements in
    production .......................................   229,793            32,539             3,000 (b)          265,332
  Property and equipment, net ........................     1,916                45              --                  1,961
  Prepaid expenses and other assets ..................    14,688               339               (62)(c)           14,965
  Excess of cost over related net
    assets acquired ..................................     6,488              --               4,719 (d)           11,207
                                                       ---------         ---------         ---------            ---------
                                                         275,722            39,402           (13,375)             301,749
                                                       ---------         ---------         ---------            ---------

Mortgage banking and title operations:
  Mortgage loans held for sale .......................    12,319              --                --                 12,319
  Mortgage loans held for long-term
    investment, net ..................................    18,687              --                --                 18,687
  Other assets .......................................     1,445              --                --                  1,445
                                                       ---------         ---------         ---------            ---------
                                                          32,451              --                --                 32,451
                                                       ---------         ---------         ---------            ---------
  Total assets ....................................... $ 308,173         $  39,402         $ (13,375)           $ 334,200
                                                       =========         =========         =========            =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Homebuilding:
  Accounts payable and other
    liabilities ...................................... $  36,470         $   5,979         $  (1,188)(e)        $  41,261
  Notes payable, senior and
    convertible debt .................................   144,058            11,350             8,656 (f)          164,064
  Deferred income taxes ..............................     3,100              --               1,230 (b)            4,330
                                                       ---------         ---------         ---------            ---------
                                                         183,628            17,329             8,698              209,655
                                                       ---------         ---------         ---------            ---------
Mortgage banking and title operations:
  Notes payable ......................................     1,350              --                --                  1,350
  Bonds payable ......................................    19,044              --                --                 19,044
  Other ..............................................     1,427              --                --                  1,427
                                                       ---------         ---------         ---------            ---------
                                                          21,821              --                --                 21,821
                                                       ---------         ---------         ---------            ---------
  Total liabilities ..................................   205,449            17,329             8,698              231,476
                                                       ---------         ---------         ---------            ---------

Commitments and contingencies

Stockholders' equity
  Preferred stock, $.01 par value:
    Authorized - 2,000,000 shares
    Issued - none ....................................      --                --                --                   --
  Common stock, $.01 par value:
    Authorized - 20,000,000 shares
    Issued - 7,080,900 shares ........................        71                 1                (1)(g)               71
  Treasury stock, at cost - 118,130 shares............       (83)              (94)               94 (g)              (83)
  Capital in excess of par value .....................    59,610             1,109            (1,109)(g)           59,610
  Retained earnings ..................................    43,126            21,057           (21,057)(g)           43,126
                                                       ---------         ---------         ---------            ---------
  Total stockholders' equity .........................   102,724            22,073           (22,073)             102,724
                                                       ---------         ---------         ---------            ---------
  Total liabilities and
    stockholders' equity ............................. $ 308,173         $  39,402         $ (13,375)           $ 334,200
                                                       =========         =========         =========            =========

         The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of this
                     unaudited consolidated balance sheet.




                CONTINENTAL HOMES HOLDING CORP. AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                            Year ended May 31, 1994
                     (In thousands, except per share data)

                                                                              Milburn          Heftler
                                                                             Pro Forma        Pro Forma
                                  Company        Milburn(l)    Heftler       Adjustments      Adjustments       Pro Forma
                                 ---------       --------     ---------     ------------    -------------      -----------
REVENUES
  Home sales ................... $ 340,031      $  17,661     $  49,014           --                --           $ 406,706
  Land sales ...................     1,095           --           5,238           --              (5,000)(k)         1,333
  Mortgage banking .............     6,967            851          --             --                --               7,818
  Other income, net ............       527            731           537           --                (629)(k)         1,166
                                 ---------      ---------     ---------      ---------         ---------         ---------
    Total revenues .............   348,620         19,243        54,789           --              (5,629)          417,023
                                 ---------      ---------     ---------      ---------         ---------         ---------

COSTS AND EXPENSES

Homebuilding:
  Cost of home sales ...........   277,878         12,974        41,041            917(b)          2,548(b)        335,358
  Cost of land sales ...........     1,499           --           3,461           --              (3,263)(k)         1,697
  Selling, general and
    administrative expenses ....    37,065          3,678         2,111            175(h)            880(h)         43,909
  Interest, net ................     4,456            209          (351)           365(i)          1,420(i)          6,099
  Inventory writedown ..........      --             --             412           --                --                 412
Mortgage banking and title
  operations:
  Selling, general and
    administrative expenses ....     4,818            404          --             --                --               5,222
  Interest, net ................      (233)             4          --             --                --                (229)
                                 ---------      ---------     ---------      ---------         ---------         ---------

    Total costs and
      expenses .................   325,483         17,269        46,674          1,457             1,585           392,468
                                 ---------      ---------     ---------      ---------         ---------         ---------

Income before income taxes .....    23,137          1,974         8,115         (1,457)           (7,214)           24,555
Income taxes ...................    10,054            730          --             (654)(j)           702(j)         10,832
                                 ---------      ---------     ---------      ---------         ---------         ---------

Net income ..................... $  13,083      $   1,244     $   8,115      $    (803)        $  (7,916)        $  13,723
                                 =========      =========     =========      =========         =========         =========
Earnings per common share        $   2.11                                                                        $   2.21

Earnings per common share
  assuming full dilution         $   1.88                                                                        $   1.97



    The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of this unaudited consolidated statement.




                CONTINENTAL HOMES HOLDING CORP. AND SUBSIDIARIES
             PRO FORMA CONSOLIDATED STATEMENT OF INCOME (UNAUDITED)
                       Three months ended August 31, 1994
                     (In thousands, except per share data)


                                                                                         Pro Forma
                                                   Company             Heftler          Adjustments           Pro Forma
                                                  ---------          ----------         -----------           ----------
REVENUES
  Home sales ................................     $  105,100         $    5,413               --              $  110,513
  Mortgage banking ..........................          1,866               --                 --                   1,866
  Other income, net .........................             77               --                 --                      77
                                                  ----------         ----------         ----------            ----------
    Total revenues ..........................        107,043              5,413               --                 112,456
                                                  ----------         ----------         ----------            ----------

COSTS AND EXPENSES

Homebuilding:
  Cost of home sales ........................         85,617              4,481                615(b)             90,713
  Cost of land sales ........................             75               --                  --                     75
  Selling, general and
    administrative expenses .................         11,118                470                135(h)             11,723
  Interest, net .............................            938                (45)               301(i)              1,194
Mortgage banking and title operations:
  Selling, general and
    administrative expenses .................          1,439               --                 --                   1,439
  Interest, net .............................           (173)              --                 --                    (173)
                                                  ----------         ----------         ----------            ----------

    Total costs and expenses ................         99,014              4,906              1,051               104,971
                                                  ----------         ----------         ----------            ----------

Income before income taxes ..................          8,029                507             (1,051)                7,485
Income taxes ................................          3,513               --                 (175)(j)             3,338
                                                  ----------         ----------         ----------            ----------

Net income ..................................     $    4,516         $      507         $     (876)           $    4,147
                                                  ==========         ==========         ==========            ==========

Earnings per common share                         $      .65                                                  $      .60

Earnings per common share assuming
  full dilution                                   $      .58                                                  $      .53


         The accompanying notes to the unaudited pro forma consolidated financial statements are an integral part of this unaudited consolidated statement.

                CONTINENTAL HOMES HOLDING CORP. AND SUBSIDIARIES
                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
                              FINANCIAL STATEMENTS

Note 1. Reclassifications

        Certain reclassifications have been made to Heftler's historical financial statements to conform to the Company's classifications.

Note 2.  Pro Forma Adjustments

            (a) To reflect consideration paid for the purchase of Heftler and related net incurrence of debt.
            (b) To record the profit of acquired inventories and the related tax effect.
            (c)  Adjusted to eliminate assets not purchased.
            (d) To reflect the excess purchase price over the underlying value of net assets acquired.
            (e)  To reflect payment of dividend.
            (f)  To record net adjustments to indebtedness.
            (g)  To adjust Heftler equity.
            (h) To amortize the excess purchase price over the underlying value of net assets acquired.
            (i)  To record additional interest on acquisition indebtedness.
            (j)  To adjust income taxes for the pro forma adjustments.
            (k)  To eliminate non-recurring operations.
            (l) Represents the historical results of Milburn from June 1, 1993 to July 29, 1993, the date the Company acquired Milburn.


                                   SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       CONTINENTAL HOMES HOLDING CORP.



Date:   January 25, 1995                 /s/ Kenda B. Gonzales
     --------------------               -----------------------------
                                         Kenda B. Gonzales
                                         Secretary and Treasurer
                                         (Chief Financial Officer)